Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Place of
	Subsidiaries	Incorporation

1)	Country Style Cooking International Restaurant Chain Group Ltd.	Hong Kong

2)	CSC (China) Management Co., Ltd.	PRC

3)	Chongqing Xinghong Growing Rich Management Co., Ltd.	PRC

4)	Sichuan Country Style Cooking Restaurants Co., Ltd.	PRC

5)	Xi’an Country Style Cooking Restaurants Co., Ltd.	PRC

6)	Changsha Growing Rich Country Style Cooking Restaurants Co., Ltd.	PRC

7)	Shanghai Growing Rich Country Style Cooking Restaurants Co., Ltd.	PRC

8)	Wuhan Growing Rich Country Style Cooking Restaurants Co., Ltd.	PRC

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